Exhibit 5.2

[Letterhead of Mayer, Brown, Rowe & Maw LLP]

September 22, 2004

WFN Credit Company, LLC

220 West Schrock Road

Westerville, Ohio  43801

World Financial Network Credit Card Master Trust

800 Techcenter Drive

Gahanna, Ohio  43230

World Financial Network Credit Card Master Note Trust

800 Techcenter Drive

Gahanna, Ohio  43230

Re:       World Financial Network Credit Card Master Note Trust, Series 2004-C
Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (Registration Nos. 333-113669, 333-13669-01 and 333-113669-02) of WFN Credit Company, LLC, a Delaware limited liability company (“WFN LLC”), in connection with the filing by WFN LLC, World Financial Network Credit Card Master Trust (“WFNMT”) and World Financial Network Credit Card Master Note Trust (the “Trust”), as co-registrants, together with the exhibits thereto (as amended, the “Registration Statement”), registering notes representing debt of the Trust, and the related Prospectus, dated September 7, 2004 (the “Base Prospectus”), and Prospectus Supplement, dated September 14, 2004 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), filed by WFN LLC with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the issuance of $355,500,000 Class A Asset Backed Notes, Series 2004-C (the “Class A Notes”), $16,875,000 Class M Asset backed Notes, Series 2004-C (the “Class M Notes”) and $21,375,000 Class B Asset Backed Notes, Series 2004-C (the “Class B Notes” and together with the Class A Notes and the Class M Notes, the “Offered Notes”).  The Offered Notes will be issued pursuant to the Master Indenture, dated as of August 1, 2001 and as heretofore amended (the “Master Indenture”), as supplemented by an Indenture Supplement, dated as of September 22, 2004 (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), each between the Trust and BNY Midwest Trust Company, as the indenture trustee (the “Indenture Trustee”).  The Offered Notes are secured by a series of Investor Certificates (as defined in the Pooling and Servicing Agreement referred to below) issued pursuant to the Pooling and Servicing Agreement and Collateral Series Supplement referred to below and designated pursuant thereto as the “Collateral Certificate”.  The Collateral Certificate represents an undivided interest in the receivables in a portfolio of private label credit card accounts and related assets held by WFNMT.  The Collateral Certificate has been issued pursuant to the Second Amended and

Restated Pooling and Servicing Agreement dated as of January 17, 1996, amended and restated as of September 17,1999 and amended and restated a second time as of August 1, 2001 and as heretofore amended (the “Pooling and Servicing Agreement”), between WFN LLC and BNY Midwest Trust Company, as trustee (the “Certificate Trustee”) and a Collateral Series Supplement, dated as of August 21, 2001 (the “Collateral Series Supplement”) between WFN LLC and the Certificate Trustee. We have examined executed copies of the Master Indenture, the Indenture Supplement, the Pooling and Servicing Agreement, the Collateral Series Supplement and the Collateral Certificate and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”).  We are familiar with the proceedings taken by WFN LLC as transferor in connection with the authorization of the issuance and sale of the Offered Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, we are of the opinion, as of the date hereof, that (i) the Offered Notes, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Indenture, will be binding obligations of the Trust and (ii) the Collateral Certificate is legally and validly issued, fully paid and non-assessable and the holder of the Collateral Certificate will be entitled to the benefits of the Pooling and Servicing Agreement.

Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We have assumed that: (i) the Transaction Documents, the Collateral Certificate and the Offered Notes have been or will be duly authorized by all necessary corporate action; (ii) the Offered Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Master Indenture; (iii) the issuance and sale of the Collateral Certificate were not contrary to any applicable law, rule, regulation or order; (iv) the Collateral Certificate has been issued and sold in accordance with the terms of the Pooling and Servicing Agreement, duly executed and delivered by WFN LLC and authenticated by the Certificate Trustee in accordance with the terms of the Pooling and Servicing Agreement, and issued and delivered against payment therefor; and (v) the purchase price for the Offered Notes will be paid to WFN LLC by the various underwriters named in the Prospectus.

We hereby consent to the filing of this opinion as part of WFN LLC’s Current Report on Form 8-K, dated September 22, 2004.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP